                                                                    Exhibit 10.2


                                  WERNER PERCS

                     VARIABLE PAY BONUS COMPENSATION SYSTEM
                                EMPLOYEE SUMMARY

OBJECTIVE
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The objective of the Werner Variable Pay Bonus Compensation System is to motivate associates to achieve exceptional EBITDA performance by providing substantial financial rewards when such performance is attained.

ELIGIBILITY
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Participating associates shall be approved by the Board of Directors each year. Participants must hold a position which impacts profitability and strategy, generally Job Grade 12 and above or currently participating in the Company's variable pay bonus program. Individuals impacting profitability, in lower grades, may also be considered.

To be eligible a participant must be employed, designated and otherwise eligible by June 30th and remain a participant for a minimum of six (6) months. Awards generally will be prorated for participants who do not participate for a full year.

At any time during the year, the Board may also designate new participants in its sole discretion.

Only Board approved associates of the Company or its subsidiaries will be eligible to participate in the Plan. Once a participant ceases to be an employee, whether voluntarily or involuntarily, he or she shall automatically cease to be a participant in the Plan, and shall cease to be entitled to receive an award unless the participant retires, dies or becomes permanently disabled, as noted herein. Participants must be employed by the Company at the time the bonus is paid, unless the participant has retired, becomes permanently disabled or is deceased (in which case, payment shall be made to the participants estate).

An associate's participation in the Plan in any prior year(s) does not give the associate the right to be a participant in the Plan in the current year or in any subsequent year.

No associate shall be a participant in the Plan during any year in which he or she is a participant in any other annual incentive plan of the Company or any of its subsidiaries.

ADMINISTRATION
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The Board shall determine whether awards will be granted. The Board will also determine which participants will receive an award and the amount of each award, in its sole discretion. Due consideration will be given to the award guidelines, performance against financial objectives, individual participant performance against objectives, the recommendations of the Chief Executive Officer and the appropriate Executive and Management Leadership Team representative(s) and such other factors as the Board may deem appropriate, in its sole discretion.

Payments will be made in cash as soon as practical after audited financial results are available, normally by March 15th of each year, to participants who are regular full-time employees on the date of payment. Federal, State and/or local taxes or other similar payments required by law will be withheld with respect to such payments, but no 401(k) or other similar deductions will be made.

The Board will make bonus payments at a level commensurate with the Corporation's overall performance, including adjustments consistent with past bonus and current stock option plans (i.e. accrued costs for acquisitions, extraordinary expenditures, unbudgeted gains/losses arising from a change in accounting, etc.) as follows:

                            EBITDA Performance             Pool & Individual
                            ------------------             -----------------
                                 To Target                 % of Target Bonus
                                 ---------                 -----------------
                                   110%                           130%
                                   105%                           115%
                                   100%                           100%
                                    95%                            75%
                                    90%                            50%
                               less than 90%                        0%

The bonus is calculated by multiplying 50% times the individuals EBITDA Target bonus percent, times the individuals bonus percent to get the EBITDA portion of the bonus percentage. Then the Personal Performance Factor ("PPF") portion is calculated by multiplying 50% times the individuals EBITDA Target bonus percent, times the individuals bonus percent times their PPF rating. Finally, the two (2) percentages are added together to get the final bonus percentage.

Under this format, it is possible for individuals to earn awards greater or less than the formula, however, there shall be a calculated fixed bonus pool for each year and a cap on each individual target bonus of 150% of the participant's target bonus percent. In the event that the sum of all individual bonus's exceed the fixed bonus pool, each individual bonus will be proportionately reduced so that the total pay out does not exceed the fixed bonus pool. However, additional funding can be attained if business exceeds budgeted EBITDA and the Company makes significant progress against strategic objectives as determined by the Board of Directors.

No person shall have any claim or right to be granted an award under the Plan. The decisions to pay or not to pay an award, the amount of the award to be paid, and to whom an award will be paid, shall be made by the Board, in its sole discretion. The Board may pay an award even when the results would not otherwise call for an award payment. Likewise, the Board may elect not to pay awards even when minimum objectives are met.

Any exceptions to the Plan must be approved in writing by the Chief Executive Officer based on approval of the Board.

Nothing in the Plan or in any action taken hereunder shall affect the Company's right to terminate at any time and for any reason the employment of any employee who is a participant in the Plan.

The Plan may be amended, suspended, terminated or reinstated in whole or in part by the Board of Directors.